Exhibit 99.3

News Release	Zep Inc. 1310 Seaboard Industrial Blvd., NW Atlanta, GA 30318 www.zepinc.com

Company Contact:

Jill A. Gilmer

Assistant Corp. Secretary

404-605-8614

Zep Inc. Declares Dividend

Atlanta, GA, January 12, 2009 – The Board of Directors of Zep Inc. (NYSE:ZEP) declared a quarterly dividend of 4 cents per share on January 9, 2009. The dividend is payable February 2, 2009 to shareholders of record on January 19, 2009.

About Zep Inc.

Zep Inc., with fiscal year 2008 net sales of over $574 million, is a leading producer, marketer, and service provider of a wide range of cleaning and maintenance solutions for commercial, industrial, institutional, and consumer end-markets. Zep’s product portfolio includes anti-bacterial and industrial hand care products, cleaners, degreasers, deodorizers, disinfectants, floor finishes, sanitizers, and pest and weed control products. The Company markets these products and services under well recognized and established brand names, such as Zep®, Zep Commercial®, Zep Professional, Enforcer®, National Chemical®, and Selig®, some of which have been in existence for more than 70 years. Zep is headquartered in Atlanta, Georgia. Visit the Company’s website at www.zepinc.com.

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